EXHIBIT 99.1

PRESS RELEASE

HERITAGE PROPANE PARTNERS, L.P.
ANNOUNCES SALE OF ADDITIONAL COMMON UNITS

Tulsa, Oklahoma — January 27, 2004 — Heritage Propane Partners, L.P. (NYSE:HPG) announced today that the underwriters for its recently completed equity offering have exercised their over-allotment option and have purchased an additional 1,200,000 Common Units at the offering price of $38.69 per Common Unit. The option was associated with the Partnership’s January 20, 2004 equity offering, underwritten and managed by Citigroup Global Markets Inc. and Lehman Brothers Inc., and completed in connection with the Partnership’s business combination with Energy Transfer Company. Net proceeds from the exercise of the over-allotment option will be used for general partnership purposes, including, but not limited to, repayment of additional debt, working capital, and capital expenditures. The Common Units will be issued under the Partnership’s effective shelf registration statement.

Copies of the final prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, Attn: Prospectus Department, Phone: 718-765-6732, and Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, email: niokioh_wright@adp.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Energy Transfer

Energy Transfer Company is a natural gas company based in Dallas, Texas. The Energy Transfer system includes approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day and natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana.

About Heritage

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.heritagepropane.com. For information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.